Exhibit 5.1
VeriFone Systems, Inc.
2099 Gateway Place, Suite 600
San Jose, California 95110

April 16, 2015
Ladies and Gentlemen:
I have acted as counsel to VeriFone Systems, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (such Registration Statement, as amended or supplemented, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to the proposed registration of up to 8,750,000 shares of the Company's common stock, par value $0.01 per share (the "Shares").
In so acting, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth.
In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all matters of fact, I have relied on the representations and statements of fact made in the documents so reviewed, and I have not independently established the facts so relied on.
For purposes of this opinion letter, I have assumed that at the time of offer or sale of any Shares, the Registration Statement will be effective under the Act and no stop order suspending its effectiveness will have been issued and remain in effect.
Based on the foregoing, and subject to the qualifications stated herein, I am of the opinion that when the Registration Statement has become effective under the Act, the terms of the sale of the Shares have been duly established in conformity with the Company's certificate of incorporation and the Company's Amended and Restated 2006 Equity Incentive Plan, as the case may be (together, the "Plan Documents"), so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Shares have been duly issued as contemplated by the Registration Statement and the Plan Documents, the Shares offered pursuant to the Registration Statement will be validly issued, fully paid and nonassessable.
The opinion herein is limited to the General Corporation Law of the State of Delaware, and I express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.
I consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to any and all references to myself in the prospectus which is part of said Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Albert Liu
Albert Liu
Executive Vice President, Corporate Development and General Counsel